Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated March 21, 2019, relating to the consolidated financial statements of Star Bulk Carriers Corp. as of December 31, 2018 and for the year then ended and the effectiveness of Star Bulk Carriers Corp.’s internal control over financial reporting as of December 31, 2018, appearing in the Annual Report on Form 20-F of Star Bulk Carriers Corp. for the year ended December 31, 2018, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Certified Public Accountants S.A.

Athens, Greece

April 2, 2019